UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2007

Reptron Electronics, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-23426	38-2081116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13700 Reptron Boulevard, Tampa, Florida 33626

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 854-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.

Reptron Electronics, Inc. (the “Company”) entered into an Agreement and Plan of Merger, dated December 18, 2006 and amended on February 5, 2007 (the “Merger Agreement”), among the Company, Kimball Electronics Manufacturing, Inc. and Gator Electronics, Inc. The Merger Agreement provided that Gator Electronics, Inc. would merge with and into the Company and the Company would become a wholly-owned subsidiary of Kimball Electronics Manufacturing, Inc. (the “Merger”). The Merger became effective at the time of filing of the articles of merger with the Secretary of State of the State of Florida on February 15, 2007 (the “Effective Time”) in accordance with the terms of the Merger Agreement. At the Effective Time, each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), other than shares for which Company shareholders have properly demanded appraisal rights, was converted into the right to receive $0.75 in cash. Each in-the-money option to purchase Company Common Stock outstanding as of the Effective Time was terminated in consideration for a cash payment equal to the excess of $0.75 over the exercise price for the option multiplied by the number of shares subject to the option. Each out-of-the money option (an option with an exercise price higher than $0.75 per share) was terminated without consideration at the Effective Time. The total cash consideration to be paid to shareholders and in-the-money options holders as a result of the Merger is approximately $3.8 million. Kimball Electronics Manufacturing, Inc. and Gator Electronics, Inc. financed the Merger by using available cash-on-hand.

In accordance with the terms of the Merger Agreement, the Company launched a cash tender offer for any and all of the Company’s outstanding Senior Secured Notes due 2009 (the “Notes”) pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement dated December 22, 2006 (the “Offer to Purchase”). The Notes were issued pursuant to an Indenture dated February 3, 2004, among the Company and HSBC Bank USA, National Association (as successor to HSBC Bank USA), as Trustee (the “Indenture”). As part of the Offer to Purchase, the Company also conducted a consent solicitation seeking consent from the Note holders to amend the Indenture in order to remove certain restrictive covenants and eliminate certain events of default (the “Amendments”).

The tender offer and consent solicitation expired at 5:00 p.m. New York City Time on February 2, 2007 (the “Expiration Date”). As of the Expiration Date, holders of $25,253,448 in aggregate principal amount of the Notes, representing 84.18% in principal amount of the outstanding Notes, had tendered their Notes and delivered consents. In connection with the closing of the Merger, the Company accepted the tendered Notes for purchase. In addition, the Company entered into a Supplemental Indenture with HSBC Bank USA, National Association, dated February 15, 2007 (the “Supplemental Indenture”). The Supplemental Indenture implements the Amendments and became effective as of the Effective Time of the Merger. All holders of outstanding Notes are bound by the Amendments effected by the Supplemental Indenture.

The above description of the Supplemental Indenture is qualified in its entirety by the terms of the Supplemental Indenture, which is filed as Exhibit 4.1 to, and incorporated by reference in, this Current Report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets.

See Item 1.01 above, which is incorporated by reference into this Item.

Item 3.03	Material Modification to Rights of Security Holders.

See Item 1.01 above, which is incorporated by reference into this Item.

Item 5.01	Changes in Control of Registrant.

See Item 1.01 above, which is incorporated by reference into this Item.

Item 8.01	Other Events.

A press release announcing the completion of the Merger was issued by Kimball Electronics Group, a division of Kimball International, Inc., and the Company on February 15, 2007. The full text of the press release, a copy of which is attached hereto as Exhibit 99.1, is incorporated herein by reference.

Forward Looking Statements

Statements in this Current Report on Form 8-K contain forward-looking statements, including statements regarding the expected benefits of the acquisition, which involve a number of risks and uncertainties. These statements are based on the Company’s current expectations and beliefs. Actual results could differ materially from the results implied by these statements. Factors that may cause or contribute to such differences include: the successful integration of the Company into Kimball Electronics Manufacturing, Inc.’s business subsequent to the closing of the acquisition; timely development, competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; uncertainties involved in implementing improvements in the manufacturing process; the ability to retain key management and technical personnel of the Company; adverse reactions to the merger by customers, suppliers and strategic partners; risks due to shifts in market demand; risks inherent with predicting revenue and earnings outcomes; and the risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. The Company disclaims any intention or obligation to update or alter its forward-looking statements as the result of new information or developments occurring after the date of this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit Number	Description
4.1	Supplemental Indenture between Reptron Electronics, Inc. and HSBC Bank USA, National Association, dated February 15, 2007.

99.1	Press Release, dated February 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

REPTRON ELECTRONICS, INC. (Registrant)

February 16, 2007	By:	/s/ Paul J. Plante
Paul J. Plante
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Supplemental Indenture between Reptron Electronics, Inc. and HSBC Bank USA, National Association, dated February 15, 2007.

99.1	Press Release, dated February 15, 2007.